NATIONS FUNDS TRUST

Supplement dated May 10, 2002
to Prospectuses dated August 1, 2001, as supplemented

     I.     The date of the prospectuses for all share classes of all non-money market Nations Funds within Nations Funds Trust, excluding Nations California Municipal Bond Fund, Nations Small Company Fund and Nations Value Fund (the “May 10 Funds”), is hereby changed from August 1, 2001 to May 10, 2002. The date of the prospectuses for all share classes of Nations California Municipal Bond Fund, Nations Small Company Fund and Nations Value Fund (the “May 17 Funds”) is hereby changed from August 1, 2001 to May 17, 2002.

     II.     The Securities and Exchange Commission (“SEC”) file numbers on the back cover of all prospectuses are hereby modified as follows:

•	As of May 10, 2002, the SEC file numbers are modified by replacing Nations Fund Trust, 811-04305, Nations Reserves 811-6030 and Nations Fund, Inc. 811-04614, as applicable, with Nations Funds Trust, 811- 09645 for all of the May 10 Funds.

•	As of May 17, 2002, the SEC file numbers are modified by replacing Nations Fund Trust, 811-04305, Nations Reserves 811-6030 and Nations Fund, Inc. 811-04614, as applicable, with Nations Funds Trust, 811- 09645 for all of the May 17 Funds.

     III. The prospectuses for all share classes of the Nations Funds listed below are hereby supplemented by adding the following bullet point paragraph at the end of the first paragraph of the section entitled “An overview of the Funds”:

•	As of May 10, 2002, the following funds are no longer available for investment:

Nations Georgia Municipal Bond Fund
Nations Maryland Municipal Bond Fund
Nations North Carolina Municipal Bond Fund
Nations South Carolina Municipal Bond Fund
Nations Tennessee Municipal Bond Fund
Nations Texas Municipal Bond Fund
Nations Virginia Municipal Bond Fund
Nations Aggressive Growth Fund
Nations Blue Chip Fund
Nations Equity Income Fund

     IV.     As of May 10, 2002 for the May 10 Funds and May 17, 2002 for the May 17 Funds, the prospectuses for all share classes of all Nations Funds within Nations Funds Trust that are not currently feeder funds (defined below) investing in a master portfolio (defined below) are hereby supplemented by adding the following bullet point paragraph at the end of the section entitled “About the Funds — Other important information”:

•	Changing to a feeder fund — Unlike traditional mutual funds, which invest in individual securities, a “feeder fund” invests all of its assets in another fund, called a “master portfolio.” Other feeder funds generally also invest in a master portfolio. The master portfolio invests in individual securities and has the same investment objective, investment strategies and principal risks as the feeder funds. This structure can help reduce a feeder fund’s expenses because its assets are combined with those of other feeder funds. If a master portfolio doesn’t attract other feeder funds, however, a feeder fund’s expenses could be higher than those of a traditional mutual fund.

Each fund may become a feeder fund if the Board decides this would be in the best interests of shareholders. We don’t require shareholder approval to make the change, but we’ll notify you if it happens. If a fund becomes a feeder fund, it will have the additional risks of investing in a master portfolio.

     V.     As of May 10, 2002 Nations Strategic Growth Fund began operating as a “feeder fund” in a master-feeder structure. As a feeder fund, the fund invests all of its assets in Nations Strategic Growth Master Portfolio and does not have its own investment adviser or sub-adviser. BA Advisors is the master portfolio’s investment adviser, and BACAP is its sub-adviser. BACAP’s Growth Strategies Team makes the day-to-day investment decisions for the master portfolio. The master portfolio has the same investment objective as the fund.

     In addition to the risks disclosed in its current prospectus, the fund has the risks and issues associated with investing in the master portfolio including the fact that other mutual funds and eligible investors can buy shares in the master portfolio. All investors in the master portfolio invest under the same terms and conditions as the fund and pay a proportionate share of the master portfolio’s expenses. Other feeder funds that invest in the master portfolio may have different share prices and returns than the fund because different feeder funds typically have varying sales charges, and ongoing administrative expenses. The fund could withdraw its entire investment from the master portfolio if it believes it’s in the best interests of the fund to do so (for example, if the master portfolio changed its investment objective). It is unlikely that this would happen, but if it did, the fund’s portfolio could be less diversified and therefore less liquid, and expenses could increase. The fund might also have to pay brokerage, tax or other charges.